Exhibit 99.1

NEWS RELEASE

	Contacts:	J. Chris Boswell, SVP & CFO
FOR IMMEDIATE RELEASE		Particle Drilling Technologies, Inc.
713-223-3031

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES CLARIFIES

PROCEDURE FOR CALCULATING RIGHTS OFFERING

OVER-SUBSCRIPTION PRIVILEGE

Houston – April 1, 2008 – Particle Drilling Technologies, Inc. (NASDAQ: PDRT) in response to inquiries from shareholders, today clarified the formula for determining the maximum number of shares of Particle Drilling’s common stock that a shareholder of record as of 5:00 p.m., Central time, on March 17, 2008, may purchase in connection with the exercise of its over-subscription privilege, as described in the Prospectus Supplement dated March 18, 2008 relating to Particle Drilling’s previously announced rights offering.

A shareholder that fully exercises its basic subscription privilege in the rights offering as described in the Prospectus Supplement may exercise its over-subscription privilege and subscribe for additional shares up to the total number of unsubscribed shares remaining after the exercise of the basic subscription privilege by the standby purchasers and that shareholder, multiplied by such shareholder’s ownership percentage of Particle Drilling’s outstanding common stock at the record date.  Detailed instructions regarding the exercise of the over-subscription privilege are included in the Prospectus Supplement; however, shareholders of record also may refer to the following formula, which also can be found in Exhibit 99.7 to Particle Drilling’s Current Report on Form 8-K previously filed with the Securities and Exchange Commission on March 18, 2008:

STEP 1: Determine the maximum number of unsubscribed shares:

3,120,294	—		=
shares
(total new shares less new shares owned by standby purchasers)		(total no. of your new shares subscribed for pursuant to the basic subscription privilege)		(maximum unsubscribed shares)

STEP 2: Determine the maximum number of shares you may subscribe for pursuant to your over-subscription privilege:

	x	(		/	31,769,089)	=		shares
(maximum unsubscribed shares)			(total no. of your rights)		(total outstanding shares)		(your maximum over-subscription shares)

The aggregate purchase price payable by a shareholder in connection with the exercise of its over-subscription privilege would be the number of shares such shareholder elects to purchase pursuant to the preceding formula, multiplied by the subscription price of $1.50 per share.

A copy of the Prospectus Supplement may be obtained by contacting the Information Agent for the rights offering at Computershare, Inc., 350 Indiana Street, Suite 800, Golden, Colorado, Attention: John Harmann, or by telephone at (800) 962-4284 or by e-mail at John.Harmann@computershare.com.

About Particle Drilling Technologies, Inc.

Particle Drilling Technologies, Inc. (NASDAQ: PDRT) is a development-stage oilfield service and technology company commercializing its patented and patent-pending Particle Impact Drilling system. The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard-rock environments. It is headquartered in Houston, Texas. For more information, visit: www.particledrilling.com.

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